UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Lee Applauds ISS Recommendation Supporting All Three Director Nominees

Company Urges Shareholders to Vote “FOR” the Board’s Three

Nominees on the WHITE Proxy Card Today

DAVENPORT, Iowa – March 1, 2022 – Lee Enterprises Inc. (NASDAQ: LEE) (“Lee” or the “Company”), today announced that Institutional Shareholder Services (“ISS”), a leading independent provider of proxy research and vote recommendations to the institutional investment community, has recommended that Lee shareholders vote “FOR” all three of the Company’s director nominees on Lee’s WHITE proxy card at Lee’s Annual Meeting of Shareholders to be held on March 10, 2022.

Accordingly, ISS rejected arguments by Alden Global Capital LLC (together with its affiliates, “Alden”), which is running a “Withhold” campaign against two of Lee’s nominees, indicating that Alden had not made the case for change.

The Lee Enterprises Board of Directors commented:

“We are pleased that ISS has recommended that Lee shareholders support the Board’s three highly qualified nominees. Mary Junck, Herb Moloney and Kevin Mowbray are key leaders guiding the transformation and growth of our business and bring highly valuable industry experience and expertise to the Board. Each played an important role in the development of our digital growth strategy and continue to guide our success as we execute on our strategy and build value for all shareholders.”

“We strongly believe Alden is seeking to disrupt Lee’s Board and leadership team in an effort to push its grossly undervalued offer, both through its ‘Withhold’ campaign and two failed legal efforts. We urge shareholders to ignore Alden’s materials and support the Lee Board’s nominees, consistent with the ISS recommendation.”

In making its recommendation, ISS noted1:

•	“The company’s TSR exceeds the median of its peers for nearly all periods measured in this analysis, and the company is well on its way toward its digital transformation. The steps to achieve its 2026 goal of $100 million in digital-only revenue and 900,000 digital-only subscribers are discrete and realistic. The company deserves credit for embarking on a significant change in its business model, with concrete results already apparent.”

•	“Against this backdrop of peer-beating performance and a realistically-planned business model transformation, it is difficult to imagine how shareholders would benefit by summarily deposing the board’s leadership.”

•	“No less a personage than Warren Buffett has given his imprimatur to the company’s board and management, an endorsement bestowed in mid-February 2022, at the height of this contest.

•	“And Alden’s reputation precedes it. Unlike most activists, Alden is not in the business of improving the operations of public companies so that it can then trade its shares for the funds of other public investors attracted by the enhanced prospects of these companies.”

•	“The board has shown a willingness to change in response to shareholder feedback.”

1 ISS report, March 1, 2022. Permission to use quotes neither sought nor obtained.

Lee’s Board urges shareholders to protect their investment by voting “FOR” ALL the Board’s three nominees using the WHITE proxy card. If you have already returned a blue proxy card sent by Alden, you can change your vote by signing, dating, and returning a WHITE proxy card. Only your latest dated proxy card will be counted.

If you have any questions or require any assistance in voting your shares, please contact Lee’s proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue Suite 1206

New York, NY 10022

Shareholders Call Toll Free: 800-662-5200

Banks, Brokers, Trustees, and Other Nominees Call Collect: 203-658-9400

Email: LEE@investor.MorrowSodali.com

About Lee Enterprises

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee’s newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 47 million digital unique visitors. Lee’s markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact IR@lee.net (563) 383-2100	Media Contact Jamie Tully/Jenny Gore Sard Verbinnen & Co Lee-SVC@sardverb.com